Filed Pursuant to Rule 424(b)(3)
Registration No. 333-265588

J.P. MORGAN REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 15 DATED MARCH 7, 2025

TO THE PROSPECTUS DATED APRIL 11, 2024

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of J.P. Morgan Real Estate Income Trust, Inc., dated April 11, 2024 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose the acquisition of a multifamily property.

Acquisition of a multifamily property

On February 12, 2025, we acquired an interest in a 219-unit, Class-B multifamily property, located in Wilmington, North Carolina for $32.1 million, excluding closing costs. The property was acquired through a joint venture, of which we own 90% and the remainder is owned by a Charlotte-based owner and operator focused on workforce housing. The acquisition was funded with the proceeds from the sale of shares of our common stock.